Exhibit 10.4

OPERATING AGREEMENT

FOR

MINERAL RIDGE GOLD, LLC,

a Nevada limited liability company

TABLE OF CONTENTS

		Page

EXHIBITS		v

ARTICLE I DEFINITIONS AND CROSS-REFERENCES		1
1.1	Definitions	1
1.2	Cross References	1

ARTICLE II NAME, PURPOSES AND TERM		2
2.1	Formation	2
2.2	Name	2
2.3	Purposes	2
2.4	Limitation	2
2.5	Term	2
2.6	Registered Agent; Offices	3

ARTICLE III CONTRIBUTIONS BY MEMBERS		3
3.1	Members’ Initial Contributions	3
3.2	Record Title	3

ARTICLE IV INTERESTS OF MEMBERS		3
4.1	Initial Ownership Interests	3
4.2	Changes in Ownership Interests	4
4.3	Admission of New Members	6
4.4	Documentation of Adjustments to Ownership Interests	6
4.5	Distributions to Members	6

ARTICLE V RELATIONSHIP OF THE MEMBERS		6
5.1	Limitation on Authority of Members	6
5.2	Federal Tax Elections and Allocations	7
5.3	State Income Tax	7
5.4	Tax Returns	7
5.5	Other Business Opportunities	7
5.6	Waiver of Rights to Partition or Other Division of Assets	7
5.7	Bankruptcy of a Member	7
5.8	Implied Covenants	7
5.9	Certificate of Ownership Interest	7
5.10	Disposition of Production	8
5.11	Limitation of Liability	8
5.12	Indemnities	8
5.13	No Third Party Beneficiary Rights	8

ARTICLE VI REPRESENTATIONS AND WARRANTIES		9

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ARTICLE VII TRANSFER OF INTEREST; PREEMPTIVE RIGHT		9
7.1	General	9
7.2	Limitations on Free Transferability	9
7.3	Preemptive Right	11

ARTICLE VIII MANAGEMENT COMMITTEE		12
8.1	Organization and Composition	12
8.2	Decisions	12
8.3	Meetings	12
8.4	Action Without Meeting in Person	13
8.5	Matters Requiring Approval	13

ARTICLE IX MANAGER		13
9.1	Appointment	13
9.2	Powers and Duties of Manager	13
9.3	Standard of Care	17
9.4	Resignation; Deemed Offer to Resign	18
9.5	Payments To Manager	18
9.6	Transactions With Affiliates	19
9.7	Activities During Deadlock	19

ARTICLE X PROGRAMS AND BUDGETS		19
10.1	Initial Program and Budget	19
10.2	Operations Pursuant to Programs and Budgets	19
10.3	Presentation of Programs and Budgets	19
10.4	Review and Adoption of Proposed Programs and Budgets	20
10.5	Election to Participate	20
10.6	Recalculation or Restoration of Reduced Interest Based on Actual Expenditures	21
10.7	Expansion or Modification Programs and Budgets	22
10.8	Budget Overruns; Program Changes	22
10.9	Supplemental Business Arrangement	22
10.10	Drilling Program	23

ARTICLE XI ACCOUNTS AND SETTLEMENTS		23
11.1	Monthly Statements	23
11.2	Cash Calls	23
11.3	Failure to Meet Cash Calls	23
11.4	Cover Payment	23
11.5	Remedies	24
11.6	Audits	25

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ARTICLE XII PROPERTIES		25
12.1	Royalties, Production Taxes and Other Payments Based on Production	25
12.2	Abandonment and Surrender	26

ARTICLE XIII CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION		26
13.1	Business Information	26
13.2	Member Information	26
13.3	Permitted Disclosure of Confidential Business Information	26
13.4	Disclosure Required By Law	27
13.5	Public Announcements	27

ARTICLE XIV RESIGNATION AND DISSOLUTION		28
14.1	Events of Dissolution	28
14.2	Resignation	28
14.3	Disposition of Properties and Assets Dissolution	28
14.4	Filing of Certificate of Cancellation	28
14.5	Right to Data After Dissolution	29
14.6	Continuing Authority	29

ARTICLE XV DISPUTES		29
15.1	Governing Law	29
15.2	Forum Selection	29
15.3	Arbitration	29
15.4	Dispute Resolution	29

ARTICLE XVI GENERAL PROVISIONS		30
16.1	Notices	30
16.2	Gender	31
16.3	Currency	31
16.4	Headings	31
16.5	Waiver	31
16.6	Modification	31
16.7	Force Majeure	31
16.8	Rule Against Perpetuities	32
16.9	Further Assurances	32
16.10	Entire Agreement; Successors and Assigns	32
16.11	Counterparts	32

-iv-

EXHIBITS

EXHIBIT A	PROPERTIES AND ASSETS AND AREA OF INTEREST
EXHIBIT B	ACCOUNTING PROCEDURES
EXHIBIT C	TAX MATTERS
EXHIBIT D	DEFINITIONS
EXHIBIT E	INSURANCE
EXHIBIT F	PREEMPTIVE RIGHTS
EXHIBIT G	QUITCLAIM DEED
EXHIBIT H	LETTER AGREEMENT BETWEEN GPXM, SCORPIO US AND CRESTVIEW

SCHEDULE

Schedule of Members

-v-

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
MINERAL RIDGE GOLD, LLC
A Nevada Limited Liability Company

This Limited Liability Company Operating Agreement is made as of March 10, 2010 (“Effective Date”) between Golden Phoenix Minerals, Inc., a Nevada corporation (“GPXM”), the address of which is 1675 East Prater Way, #102, Sparks, Nevada, 89434, and Scorpio Gold (US) Corporation, a Nevada corporation (“Scorpio US”), a wholly owned indirect subsidiary of Scorpio Gold Corporation (“Scorpio Gold”) the address of which is 995 Germain Street, Val d’Or, Quebec, J9P 7H7, Canada.

RECITALS

A.            GPXM owns or controls certain properties in the County of Esmeralda, State of Nevada, which properties are described in Exhibit A and defined in Exhibit D.

B.            Scorpio Gold, through its wholly owned subsidiary Scorpio US, also owns or controls certain properties in the County of Esmeralda, State of Nevada described in Exhibit A, and wishes to participate with GPXM in the exploration, evaluation and, if justified, the development and mining of mineral resources within their combined  Properties.

C.            Pursuant to that certain Members Agreement by and between GPXM, Scorpio US and Scorpio Gold dated as of December 31, 2009, GPXM has sold to Scorpio US an undivided seventy percent (70%) interest in the Properties and Assets owned by GPXM, with GPXM maintaining an undivided thirty percent (30%) interest in such Properties and the Assets.

D.            GPXM and Scorpio US wish to form and operate a limited liability company under the Nevada Limited Liability Company Act, as codified in the Nevada Revised Statutes, Chapter 86 et seq., as the same may be amended from time to time (the “Act”), to own the Properties and the Assets and conduct the operations thereon and therewith as contemplated by Recital B.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, GPXM, Scorpio US and Scorpio Gold agree as follows:

ARTICLE I
DEFINITIONS AND CROSS-REFERENCES

1.1           Definitions. The terms defined in Exhibit D and elsewhere herein shall have the defined meaning wherever used in this Agreement, including in Exhibits.

1.2           Cross References. References to “Exhibits,” “Articles,” “Sections” and “Subsections” refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the referenced Exhibits.

ARTICLE II
NAME, PURPOSES AND TERM

2.1           Formation.  The Company has been duly organized pursuant to the Act and the provisions of this Agreement as a Nevada  limited liability company by the filing of its Articles of Organization (as defined in the Act) in the Office of the Secretary of the State of Nevada effective as of the Effective Date.

2.2           Name.  The name of the Company is “Mineral Ridge Gold, LLC” and such other name or names complying with the Act as the Manager shall determine.  The Manager shall accomplish any filings or registrations required by jurisdictions in which the Company conducts its Business.

2.3           Purposes. The Company is formed for the following purposes and for no others, and shall serve as the exclusive means by which each of the Members accomplishes such purposes:

(a)           to conduct Exploration within the Area of Interest,

(b)           to acquire additional real property and other interests within the Area of Interest,

(c)           to evaluate the possible Development and Mining of the Properties, and, if justified, to engage in Development and Mining,

(d)           to engage in Operations on the Properties,

(e)           to engage in marketing Products,

(f)            to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

(g)           to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

2.4           Limitation. Unless the Members otherwise agree in writing, the Business of the Company shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes.

2.5           Term.  The term of the Company shall begin on the Effective Date and shall continue for twenty (20) years from the Effective Date and for so long thereafter as Products are produced from the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, and any required Environmental Compliance is completed and accepted, unless the Company is earlier terminated as herein provided.  For purposes hereof, Products shall be deemed to be produced from the Properties on a “continuous basis” so long as production in commercial quantities is not halted for more than one hundred eighty (180) consecutive days.

2.6           Registered Agent; Offices. The name of the Company’s registered agent in the State of Nevada is Paracorp Incorporated or such other person as the Manager may select in compliance with the Act from time to time.  The registered office of the Company in the State of Nevada shall be located at 318 North Carson Street, Suite 208, Carson City, Nevada 89701 or at any other place within the State of Nevada which the Manager shall select.  The principal office of the Company shall be at any other location which the Manager shall select.

ARTICLE III
CONTRIBUTIONS BY MEMBERS

3.1           Members’ Initial Contributions.

(a)            GPXM, as its Initial Contribution, hereby contributes its undivided thirty percent (30%) interest in the Properties owned by it as described in Exhibit A pursuant to a Quitclaim Deed in substantially the form attached hereto as Exhibit G, as well as all Assets owned by it as described in Exhibit A (collectively, the “Assets”), and the Bond related to such Properties to the capital of the Company.  The amount of Five Million Four Hundred Eighty Thousand Four Hundred Fifty-Four Dollars and Ninety-Five Cents ($5,480,454.95), representing the mutually agreed upon value of Golden Phoenix’s thirty percent (30%) retained interest in the Properties and Assets and the Bond shall be credited to GPXM’s Equity Account on the Effective Date with respect to GPXM’s Initial Contribution.

(b)           Scorpio US, as its Initial Contribution, hereby contributes all of its interest in the Properties described in Exhibit A to the capital of the Company, pursuant to a Quitclaim Deed in substantially the form attached hereto as Exhibit G, as well as all of its interest in the Assets described in Exhibit A and the Mary Mining Royalty.  The amount of  Twelve Million Seven Hundred Eighty-Seven Thousand Seven Hundred Twenty-Eight Dollars and Twenty-Two Cents ($12,787,728.22), representing the mutually agreed upon value of Scorpio US’s interest in the Properties, Assets and Mary Mining Royalty shall be credited to Scorpio US’s Equity Account on the Effective Date with respect to Scorpio US’s Initial Contribution.

3.2           Record Title. Title to the Properties and the Assets shall be held by the Company.

ARTICLE IV
INTERESTS OF MEMBERS

4.1           Initial Ownership Interests. The Members shall have the following initial Ownership Interests:

Scorpio US – 70%
GPXM –         30%

4.2           Changes in Ownership Interests and Scorpio US Option.

(a)            Dispositions of Ownership Interest.  The Ownership Interests shall be eliminated as follows:

(i)           Upon resignation as provided in Article XIV;

(ii)          Upon Transfer by either Member of part or all of its Ownership Interest in accordance with Article VII; or

(iii)         Upon acquisition by either Member of part or all of the Ownership Interest of the other Member, however arising.

(b)           Adjustments and Recalculations of Ownership Interests.  The Ownership Interests shall be adjusted or recalculated as follows:

(i)           In the event Scorpio US elects, at its sole and absolute discretion, to deposit an amount equal to one hundred percent (100%) of the estimated capital expenditures required to place the Properties into Commercial Production as confirmed by a Feasibility Study prepared in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects, plus an amount equal to up to an additional twenty percent (20%) of such capital expenditures, but less such amounts as have already been expended, into the Business Account, as and when required, and subsequently brings the Properties into Commercial Production within 30 months from the Closing Date (as defined below), the Members’ respective Ownership Interests shall automatically adjust such that Scorpio US’s Ownership Interest shall increase to eighty percent (80%) and GPXM’s Ownership Interest shall decrease to twenty percent (20%). Amounts deposited which are not required to bring the Properties into Commercial Production will be repaid to Scorpio US.

(ii)          Upon an election by either Member pursuant to Section 10.5 to contribute less to an adopted Program and Budget than the percentage equal to its Ownership Interest, or to contribute nothing to an adopted Program and Budget and subject to Subsection 10.5(b)(iii); or

(iii)         In the event of default by either Member in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Member to invoke any of the remedies in Section 11.5 subject to the limitation set forth therein; and

(iv)        Any adjustment to the Members’ relative Ownership Interests pursuant to the provisions noted above shall not cause or be caused by, nor result in or be the result of, any actual or deemed transfer or other disposition of any part of any Ownership Interest by one Member to the other Member.

(c)           Scorpio US Option.

(i)           If, within 30 months after the Closing of the transactions contemplated by the Agreement (the “Closing Date”), Scorpio US brings the Properties into Commercial Production, it shall have the vested right and option, but not the obligation, to purchase GPXM’s remaining Ownership Interest for a purchase price equal to the net asset value (“NAV”) of the Properties and the Assets, determined at the time of the purchase by Scorpio US in accordance with this Section 4.2(c)(i), multiplied by GPXM’s then existing Ownership Interest. Upon Scorpio US bringing the Properties into Commercial Production within 30 months of the Closing Date (the “Production Date”), this vested right and option will exist for a period of 24 months after commencement of Commercial Production.  For purposes of this Subsection 4.2(c), the NAV of the Properties and the Assets shall be determined by Marshall Stevens, Inc., an independent financial and valuation consulting firm, using no more than a 10% discount rate and such exploration and production data derived from the Properties and available as at a date within 30 days of the date of the NAV analysis.

(ii)         In the event that Scorpio US does not exercise its option to increase its Ownership Interest by an additional ten percent (10%) pursuant to Subsection 4.2(b)(i), GPXM’s Ownership Interest will increase by five percent (5%) and Scorpio US’s Ownership Interest shall decrease by five percent (5%), subject to Scorpio US having the vested right and option, but not the obligation, for a further period of 12 months from the Production Date to purchase GPXM’s then existing Ownership Interest for a purchase price as set forth in Subsection 4.2(c)(i) above.

(iii)         In the event that Scorpio US does not bring the Properties into Commercial Production in accordance with Subsections 4.2(c)(i) or (ii), then Scorpio US’s Ownership Interest shall be no less than seventy percent (70%), and GPXM’s Ownership Interest shall be no greater than thirty percent (30%), and Scorpio US and GPXM will be required to fund approved Programs and Budgets in proportion to its respective Ownership Interest on an ongoing basis or be subject to Subsection 10.5(b).

(iv)        In the event that Scorpio US brings the Properties into Commercial Production but does not purchase GPXM’s Ownership Interest under Subsections 4.2(c)(i) or (ii),  Scorpio US and GPXM will each be required to fund all approved Programs and Budgets in proportion to its respective Ownership Interest on an ongoing basis or be subject to Subsection 10.5(b).

(v)         Any adjustment to the Members’ relative Ownership Interests pursuant to the provisions noted above shall not cause or be caused by, nor result in or be the result of, any actual or deemed transfer or other disposition of any part of any Ownership Interest by one Member to the other Member.

(vi)        Scorpio US shall give GPXM 90 days notice of its intent to purchase GPXM’s Ownership Interest pursuant to Subsections 4.2(c)(i) or (ii).  Within 30 days of receipt of Scorpio US’ notice of intent to purchase GPXM’s Ownership Interest, GPXM will either (i) file a proxy statement with the United States Securities and Exchange Commission (the “SEC”) seeking shareholder approval of the sale of GPXM’s Ownership Interest in the Company at GPXM’s cost, or (ii) provide Scorpio US with a letter stating that based on the opinion of its legal counsel, no shareholder approval is necessary in order for GPXM to sell its Ownership Interest in the Company.

Notwithstanding GPXM’s letter to Scorpio US stating that no shareholder approval is necessary in order for GPXM to sell its Ownership Interest in the Company, Scorpio US can request GPXM to seek shareholder approval of the sale of GPXM’s Ownership Interest at Scorpio US’ cost and GPXM will promptly do so.  In addition, in the event that a GPXM shareholder files suit or threatens to file suit to force GPXM to seek shareholder approval for the sale of its Ownership Interest in the Company, GPXM shall then file a proxy statement with the SEC seeking shareholder approval of the sale GPXM’s Ownership Interest in the Company at GPXM’s cost.

In the event that GPXM’s shareholders do not approve of the sale of its Ownership Interest in the Company at an annual or special meeting called for such purpose as discussed above, then GPXM’s Ownership Interest shall be reduced by 5%.

4.3           Admission of New Members. Except in the event of a transfer permitted pursuant to Article VII, a new member may be admitted only with the unanimous written approval of the Members.

4.4           Documentation of Adjustments to Ownership Interests. Each Member’s Ownership Interest and related Equity Account balance shall be shown in the accounting records of the Company, and any adjustments thereto, including any reduction, readjustment, and restoration of Ownership Interests under Sections 10.5, 10.6 and 11.5, shall be made monthly.  The Schedule of Members attached hereto shall be amended from time to time to reflect such changes.

4.5           Distributions to Members.  All Net Cash Flow shall be distributed as determined by the Management Committee among the Members in accordance with their Ownership Interests. The distribution of cash from the sale of material assets, a material refinancing, transactions not in the ordinary course of business, or from dissolution will be determined by the unanimous consent of the Members.

ARTICLE V
RELATIONSHIP OF THE MEMBERS

5.1           Limitation on Authority of Members. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.  This Section 5.1 supersedes any authority granted to the Members pursuant to the Act.  Any Member that takes any action or binds the Company in violation of this Section 5.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

5.2           Federal Tax Elections and Allocations. The Company shall be treated as a partnership for federal income tax purposes, and no Member shall take any action to alter such treatment.

5.3           State Income Tax. To the extent permissible under applicable law, the relationship of the Members shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

5.4           Tax Returns. After approval of the Management Committee, any tax returns or other required tax forms shall be filed in accordance with Exhibit C.

5.5           Other Business Opportunities. Each Member shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with the Company, without consulting with, or obligation to, the other Member or the Company. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to the Business nor to any other activity or operation of any Member. No Member shall have any obligation to the Company or any other Member with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of the Company.  Unless otherwise agreed in writing, neither the Manager nor any Member shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by the Manager or such Member.

5.6           Waiver of Rights to Partition or Other Division of Properties and Assets. The Members hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of the Properties and Assets, including any such rights provided by Law.

5.7           Bankruptcy of a Member. A Member shall cease to have any power as a Member or Manager or any voting rights or rights of approval hereunder upon bankruptcy, insolvency, dissolution or assignment for the benefit of creditors of such Member, and its successor upon the occurrence of any such event shall have only the rights, powers and privileges of a transferee enumerated in Section 7.2, and shall be liable for all obligations of the Member under this Agreement. In no event, however, shall a personal representative or successor become a substitute Member unless the requirements of Section 7.2 are satisfied.

5.8           Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

5.9           Certificate of Ownership Interest.

(a)           Certificate.  The Ownership Interests shall be represented by a certificate of membership, such certificate constituting a “security” for purposes of Article 8 of the Uniform Commercial Code.  The exact contents of a certificate of membership may be determined by action of the Manager but will be issued substantially in conformity with the following requirements.  The certificates of membership will be respectively numbered serially, as they are issued, and will be signed by the Manager or authorized officer of the Company.  Each certificate of membership will state the name of the Company, the fact that the Company is organized under the laws of the State of Nevada as a limited liability company, the name of the Member to whom issued, the date of issue and the Ownership Interests represented thereby.   Each certificate of membership will be otherwise in such form as may be determined by the Manager.  The initial units representing the Ownership Interests shall consist of 1,000 units, with 700 units being issued to Scorpio US and 300 units being issued to Golden Phoenix, respectively.

(b)           Cancellation of Certificate.  All certificates of membership surrendered to the Company for transfer will be cancelled and no new certificates of membership will be issued in lieu thereof until the former certificates for a like number of Ownership Interests will have been surrendered and cancelled, except as herein provided with respect to lost, stolen, or destroyed certificates.

(c)           Replacement of Lost, Stolen, or Destroyed Certificate.  Any Member claiming that its certificate of membership is lost, stolen, or destroyed may make an affidavit or affirmation of that fact and request a new certificate.  Upon the giving of a satisfactory indemnity to the Company as reasonably required by the Manager, a new certificate may be issued of the same tenor and representing the same Ownership Interest as was represented by the certificate alleged to be lost, stolen, or destroyed.

5.10         Disposition of Production. Neither Member shall have any obligation to account to the other Member for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Member with respect to its proportionate share of any Products produced or to be produced from the Properties.

5.11         Limitation of Liability. The Members shall not be required to make any contribution to the capital of the Company except as otherwise provided in this Agreement, nor shall the Members in their capacity as Members or Manager be bound by, or liable for, any debt, liability or obligation of the Company whether arising in contract, tort, or otherwise, except as expressly provided by this Agreement. The Members shall be under no obligation to restore a deficit Capital Account upon the dissolution of the Company or the liquidation of any of their Ownership Interests.

5.12         Indemnities.  The Company may, and shall have the power to, indemnify and hold harmless any Member or Manager or other person from and against any and all claims and demands whatsoever arising from or related to the Business, the Company or a Member’s membership in the Company.

5.13         No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Members and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

As of the Effective Date, each Member warrants and represents to the other that:

(a)           it is a corporation or other entity duly organized and in good standing in its jurisdiction of formation and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)           it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions and consents required to authorize it to enter into and perform this Agreement have been properly taken or obtained;

(c)           it will not breach any other agreement or arrangement by entering into or performing this Agreement;

(d)           it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement; and

(e)           this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

ARTICLE VII
TRANSFER OF INTEREST; PREEMPTIVE RIGHT

7.1           General. A Member shall have the right to Transfer to a third party its Ownership Interest, or any beneficial interest therein, solely as provided in this Article VII.  Notwithstanding anything herein to the contrary, the parties hereto acknowledge that GPXM’s Ownership Interest constitutes collateral under that certain First Amended and Restated Security Agreement by and between GPXM and Crestview Capital Master, LLC (”Crestview”), dated February 6, 2009, and hereby consent to such Encumbrance, subject to Crestview’s confirmation, pursuant to that certain Letter Agreement dated as of even date hereof between Crestview, GPXM and Scorpio US, in substantially the form attached hereto as Exhibit H, confirming, among other things, that any sale of GPXM’s Ownership Interest upon a default shall be conducted in accordance with  Subsection 7.2(g)(ii) below.

7.2           Limitations on Free Transferability. Any Transfer by either Member under  Section 7.1 shall be subject to the following limitations:

(a)           Neither Member shall Transfer any beneficial interest in the Company (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Ownership Interest;

(b)           No transferee of all or any part of a Member’s Ownership Interest shall have the rights of a Member unless and until the transferring Member has provided to the other Member notice of the Transfer, and, except as provided in Subsections 7.2(f) and 7.2(g), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Member;

(c)           Neither Member, without the consent of the other Member, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;

(d)           No Transfer permitted by this Article shall relieve the transferring Member of any liability of such transferring Member under this Agreement, whether accruing before or after such Transfer;

(e)           Any Member that makes a Transfer that shall cause termination of the tax partnership established by Section 5.2 shall indemnify the other Member for, from and against any and all loss, cost, expense, damage, liability or claim therefore arising from the Transfer, including without limitation any increase in taxes, interest and penalties or decrease in credits caused by such termination and any tax on indemnification proceeds received by the indemnified Member.

(f)            In the event of a Transfer of less than all of an Ownership Interest, the transferring Member and its transferee shall act and be treated as one Member under this Agreement; provided however, that in order for such Transfer to be effective, the transferring Member and its transferee must first:

(i)           agree, as between themselves, that one of them is authorized to act as the sole agent (“Agent”) on their behalf with respect to all matters pertaining to this Agreement and the Company; and

(ii)          notify the other Member of the designation of the Agent, and in such notice warrant and represent to the other Member that:

(A)           the Agent has the sole authority to act on behalf of, and to bind, the transferring Member and its transferee with respect to all matters pertaining to this Agreement and the Company;

(B)           the other Member may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Member and its transferee; and

(C)           all decisions of, notices and other communications from, and failures to respond by, the other Member to the Agent shall be deemed to have been given (or not given) to the transferring Member and its transferee.

The transferring Member and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Member, which notice must conform to Subsection 7.2(f)(ii).

(g)           If the Transfer is the grant of an Encumbrance on an Ownership Interest to secure a loan or other indebtedness of either Member in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing  approved by the Management Committee, such Encumbrance shall be granted only in connection with such Member’s financing payment or performance of that Member’s obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Member hereunder. Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance (“Chargee”) first enters into a written agreement with the other Member in form satisfactory to the other Member, acting reasonably, binding upon the Chargee, to the effect that:

(i)           the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Member’s Ownership Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

(ii)          the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Member’s Ownership Interest to the other Member, or, failing such a sale, at a public auction to be held at least fifteen (15) days after prior notice to the other Member, such sale to be subject to the purchaser entering into a written agreement with the other Member whereby such purchaser assumes all obligations of the encumbering Member under the terms of this Agreement.  The price of any preemptive sale to the other Member shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee’s notice to the other Member of its intent to sell the encumbering Member’s Ownership Interest. Failure of a sale to the other Member to close by the end of such period, unless failure is caused by the encumbering Member or by the Chargee, shall permit the Chargee to sell the encumbering Member’s Ownership Interest at a public sale; and

(iii)         the charge shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Member’s Ownership Interest.

7.3           Preemptive Right. Any Transfer by either Member under Section 7.1, excluding those Transfers in compliance with Subsection 7.2(g), and any Transfer by an Affiliate in Control of either Member shall be subject to a preemptive right of the other Member to the extent provided in Exhibit F.  Failure of a Member’s Affiliate to comply with this Section and Exhibit F shall be a breach by such Member of this Agreement.

ARTICLE VIII
MANAGEMENT COMMITTEE

8.1           Organization and Composition. The Members hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement.  The Management Committee shall consist of five (5) member(s), with three (3) members appointed by Scorpio US and two (2) member(s) appointed by GPXM.  Each Member may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a Member.  Appointments by a Member shall be made or changed by notice to the other Members.  Scorpio US shall designate one of its Members to serve as the chair of the Management Committee.

8.2           Decisions. In all matters in which a vote, approval or consent of the Management Committee is required by this Agreement, the LLC Agreement or by law, a vote, consent or approval of a majority of the Members of the Management Committee shall be required to authorize or approve such act.

8.3           Meetings.

(a)           The Management Committee shall hold regular meetings at least quarterly in Nevada, or at other agreed places.  The Manager shall give five (5) days notice to the Members of such meetings. Additionally, either Member may call a special meeting upon seven (7) days notice to the other Member.  In case of an emergency, reasonable notice of a special meeting shall suffice.  There shall be a quorum if at least one member of the Management Committee representing each Member is present; provided, however, that if a Member fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Member is represented by at least one appointed member, and a vote of such Member shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.

(b)           If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Member may call the next meeting upon two (2) days notice to the other Member.

(c)           Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Member calling the meeting in the case of a special meeting, but any matters may be considered if either Member adds the matter to the agenda  at least two (2) days before the meeting or with the consent of the other Member.   The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other Member within ten (10) days after the meeting.  Either Member may electronically record the proceedings of a meeting with the consent of the other Member.  The other Member shall sign and return or object to the minutes prepared by the Manager within thirty (30) days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager.  The minutes, when signed or deemed accepted by both Members, shall be the official record of the decisions made by the Management Committee.  Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets.  If a Member timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Members.  If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the Manager together with the other Member’s proposed changes shall collectively constitute the record of the meeting.  If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account.  All other costs shall be paid by the Members individually.

8.4           Action Without Meeting in Person. In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Subsection 8.3(c). The Management Committee may also take actions in writing signed by all members of the Management Committee.

8.5           Matters Requiring Approval. Except as otherwise delegated to the Manager in Section 9.2, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement. Notwithstanding anything herein to the contrary, the following actions shall require the prior written approval of both Members: (i) any merger or acquisition whereby the Company acquires or merges with or into an independent third party; (ii) any debt or royalty financing encumbering the Properties or Assets other than  encumbrances on Assets in the ordinary course of business and not exceeding $100,000 in aggregate; (iii) any determination to enter into a Supplemental Business Arrangement pursuant to Section 10.9; (iv) any dissolution pursuant to Subsection 14.1(b); (v) if the subsequent year’s cost of Programs and Budgets exceed by more than thirty-five percent (35%) the current year’s cost of Programs and Budgets; or (vi) any modification to this Agreement pursuant to Section 16.6.

ARTICLE IX
MANAGER

9.1           Appointment. The Members hereby appoint Scorpio US as the Manager with overall management responsibility for Operations.  Scorpio US hereby agrees to serve until it resigns as provided in Section 9.4.

9.2           Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets.

(a)           The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Article X.

(b)           The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

(c)           The Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Properties and Assets free and clear of all Encumbrances, except any such Encumbrances listed in Paragraph 1.1 of Exhibit A and those existing at the time of, or created concurrent with, the acquisition of such Properties and Assets, or mechanic’s or materialmen’s liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by the Management Committee.

(d)           The Manager shall conduct such title examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment.

(e)           The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Properties and Assets; (ii) pay all taxes, assessments and like charges on Operations, Properties and Assets except taxes determined or measured by a Member’s sales revenue or net income and taxes, including production taxes, attributable to a Member’s share of Products, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Properties and Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Properties and Assets.

(f)           The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with all Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply consistent with its standard of care under Section 9.3.  In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both Members through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.

(g)           The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Member shall have the right to participate, at its own expense, in such litigation or administrative proceedings.  The non-managing Member shall approve in advance any settlement involving payments, commitments or obligations in excess of One Hundred Thousand Dollars ($100,000) in cash or value, such approval not to be unreasonably withheld.

(h)           The Manager shall obtain insurance for the benefit of the Company as provided in Exhibit E or as may otherwise be determined from time to time by the Management Committee.

(i)            The Manager may dispose of the Properties and Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Section 12.2.  Without prior authorization from the Management Committee, however, the Manager shall not: (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of One Hundred Thousand Dollars ($100,000); (ii) enter into any sales contracts or commitments for Product, except as permitted in Section 5.10; (iii) begin a liquidation of the Company; or (iv) dispose of all or a substantial part of the Properties and Assets necessary to achieve the purposes of the Company.

(j)            The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

(k)           The Manager shall perform or cause to be performed all assessment and other work, and shall pay all Governmental Fees, required by Law in order to maintain the unpatented mining claims, mill sites and tunnel sites included within the Properties.  The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required.  The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is pursuant to an adopted Program and Budget and is performed in accordance with the Manager’s standard of care under Section 9.3.  The Manager shall timely record with the appropriate county and file with the appropriate United States agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with the requirements applicable to each claim and site.  The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager’s standard of care under Section 9.3.

(l)            If authorized by the Management Committee, the Manager may: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.

(m)           The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the Members.

(n)           The Manager shall keep and maintain all required records, make elections, and prepare and file all federal and state tax returns or other required tax forms, and perform the other duties described in Exhibit C.

(o)           The Manager shall maintain Equity Accounts for each Member. Each Member’s Equity Account shall be credited with the value of such Member’s contributions under Subsections 3.1(a) and 3.1(b) and shall be credited with any additional amounts contributed by such Member to the Company.  Each Member’s Equity Account shall be charged with the cash and the fair market value of property distributed to such Member (net of liabilities assumed by such Member and liabilities to which such distributed property is subject).  Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions.  Solely for purposes of determining the Equity Account balances of the Members, the Manager shall reasonably estimate the fair market value of all Products distributed to the Members, and such estimated value shall be used regardless of the actual amount received by each Member upon disposition of such Products.

(p)           The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee: (i) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within five (5) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as any member of the Management Committee may reasonably request.  Subject to Article XIII, at all reasonable times the Manager shall provide the Management Committee, or other representative of a Member upon the request of such Member’s member of the Management Committee, access to, and the right to inspect and, at such Member’s cost and expense, copy the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, to the extent preserved or kept by the Manager.  In addition, the Manager shall allow the non-managing Member, at the latter’s sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Properties, Assets and Operations at all reasonable times, so long as the non-managing Member does not unreasonably interfere with Operations.

(q)           The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

(r)            The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Company. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Member reasonably informed about the Manager’s efforts to discharge Continuing Obligations.  Authorized representatives of each Member shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

(s)           The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee.  Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

(t)            If Ownership Interests are adjusted in accordance with this Agreement the Manager shall modify the Schedule of Members to properly reflect such adjustment and shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations.

(u)           The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to Section 8.1.

9.3           Standard of Care. The Manager shall discharge its duties under Section 9.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Properties and Assets.  The Manager shall not be liable to the other Member for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence.  The Manager shall not be in default of any of its duties under Section 9.2 if its inability or failure to perform results from the failure of the other Member to perform acts or to contribute amounts required of it by this Agreement.

9.4           Resignation; Deemed Offer to Resign. The Manager may resign upon not less than three (3) months’ prior notice to the other Member, in which case the other Member may elect to become the new Manager by notice to the resigning Member within fifteen (15) days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Subsections, with the successor Manager to be appointed by the other Member at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote.  The other Member may appoint itself or a third party as the Manager.

(a)           The aggregate Ownership Interest of the Manager and its Affiliates becomes less than fifty percent (50%);

(b)           The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after notice from the other Member demanding performance;

(c)           The Manager fails to pay or contest in good faith Company bills and Company debts as such obligations become due and such failure continues for a period of sixty (60) days after notice from the other Member demanding performance;

(d)           A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced to by the Manager;

(e)           The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

(f)            Entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager or a substantial part of its Ownership Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under Subsections (d), (e) or (f) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

9.5           Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with Exhibit B.

9.6           Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case in arm’s-length transactions with unrelated parties.

9.7           Activities During Deadlock. If the Management Committee for any reason fails to adopt an Exploration, Pre-Feasibility Study, Feasibility Study or Development Program and Budget, the Manager shall continue Operations at levels sufficient to maintain the Properties.  If the Management Committee for any reason fails to adopt an initial Mining Program and Budget or any Expansion or Modification Programs and Budgets, the Manager shall continue Operations at levels sufficient to maintain the then current Operations and Properties. If the Management Committee for any reason fails to adopt Mining Programs and Budgets subsequent to the initial Mining Program and Budget, subject to the contrary direction of the Management Committee and receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Mining Program and Budget. All of the foregoing shall be subject to the contrary direction of the Management Committee and the receipt of necessary funds.

ARTICLE X
PROGRAMS AND BUDGETS

10.1         Initial Program and Budget. The Initial Program and Budget will be prepared by the Manager with reference to the Feasibility Study to be prepared by Micon International Limited, and will be submitted to the Members in accordance with Section 10.4.

10.2         Operations Pursuant to Programs and Budgets. Except as otherwise provided in Section 10.8, Operations shall be conducted, expenses shall be incurred, and Properties and Assets shall be acquired only pursuant to adopted Programs and Budgets.  Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

10.3         Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager (except that in the event the Manager makes an election under Subsection 10.5(a)(ii) or (iii), in which case the other Member shall have the right to prepare a Proposed Program and Budget) for a period of one (1) year or any other period as approved by the Management Committee, which shall be submitted to the Management Committee for review and consideration.  All proposed Programs and Budgets may include Exploration, Pre-Feasibility Studies, Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Sections 8.2 and 10.4.  Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee.  During the period encompassed by any Program and Budget, and at least three (3) months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration.

10.4         Review and Adoption of Proposed Programs and Budgets. Within fifteen (15) days after submission of a proposed Program and Budget, each Member shall submit in writing to the Management Committee:

(a)           Notice that the Member approves any or all of the components of the proposed Program and Budget; or

(b)           Modifications proposed by the Member to the components of the proposed Program and Budget; or

(c)           Notice that the Member rejects any or all of the components of the proposed Program and Budget.

If a Member fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Member for adoption of the Manager’s proposed Program and Budget.  If a Member makes a timely submission to the Management Committee pursuant to Subsections 10.4(a), (b) or (c), then the Manager working with the other Member shall seek for a period of time not to exceed twenty (20) days to develop a complete Program and Budget acceptable to both Members. The Manager shall then call a Management Committee meeting in accordance with Section 8.3 for purposes of reviewing and voting upon the proposed Program and Budget.

10.5         Election to Participate.

(a)           By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a Member may elect to participate in the approved Program and Budget: (i) in proportion to its respective Ownership Interest, (ii) in some lesser amount than its respective Ownership Interest, or (iii) not at all. In case of an election under Subsection 10.5(a)(ii) or (iii), its Ownership Interest shall be recalculated as provided in Subsection 10.5(b) below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget.  If a Member fails to so notify the Management Committee of the extent to which it elects to participate, the Member shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Ownership Interest as of the beginning of the Program Period.

(b)           If a Member elects to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Ownership Interest, or not at all, and the other Member elects to fund all or any portion of the deficiency, the Ownership Interest of the Reduced Member shall be provisionally recalculated as follows:

(i)           for an election made before Payout, by dividing: (A) the sum of (1) the amount credited to the Reduced Member’s Equity Account with respect to its Initial Contribution under Section 3.1, (2) the total of all of the Reduced Member’s contributions to the Company under Subsection 10.5(a) or otherwise pursuant to this Agreement, and (3) the amount, if any, the Reduced Member elects to contribute to the adopted current Program and Budget; by (B) the sum of (1), (2) and (3) above for both Members; and then multiplying the result by one hundred; or

(ii)          for an election made after Payout, by reducing its Ownership Interest in an amount equal to one times the amount by which it would have been reduced under Subsection 10.5(b)(i) if such election were made before Payout; and

(iii)         subject to Subsection 4.2(c)(iii), in no event shall GPXM’s Ownership Interest be reduced to less than twenty percent (20%) at any time prior to commencement of Commercial Production (except in the event of an adjustment under Subsection 4.2(c)(ii), in which case, in no event shall GPXM’s Ownership Interest be reduced to less than its then existing Ownership Interest prior to commencement of Commercial Production during the 12 month extension period referenced therein), with no further dilution under this Subsection 10.5(b) until Commercial Production is achieved, despite its election not to contribute to a Program and Budget.

The Ownership Interest of the other Member shall be increased by the amount of the reduction in the Ownership Interest of the Reduced Member, and if the other Member elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.

(c)           Whenever the Ownership Interests are recalculated pursuant to this Section, (i) the Equity Accounts of both Members shall be revised to bear the same ratio to each other as their recalculated Ownership Interests; (ii) the Schedule of Members shall be amended to reflect the recalculated Ownership Interests; and (iii) the portion of Capital Account attributable to the reduced Ownership Interest of the Reduced Member shall be transferred to the other Member.

 Recalculation or Restoration of Reduced Interest Based on Actual Expenditures.

(a)           If a Member makes an election under Subsection 10.5(a)(ii) or (iii), then within ninety (90) days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

(b)           If the Manager expended or incurred obligations that were more or less than the adopted Budget, the Ownership Interests shall be recalculated pursuant to Subsection 10.5(b) by substituting each Member’s actual contribution to the adopted Budget for that Member’s estimated contribution at the time of the Reduced Member’s election under Subsection 10.5(a).

(c)           If the Manager expended or incurred obligations of less than eighty percent (80%) of the adopted Budget, within sixty (60) days of receiving the Manager’s report on expenditures, the Reduced Member may notify the other Member of its election to reimburse the other Member for the difference between any amount contributed by the Reduced Member to such adopted Program and Budget and the Reduced Member’s proportionate share (at the Reduced Member’s former Ownership Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the rate described in Section 11.3.  The Reduced Member shall deliver the appropriate amount (including interest) to the other Member with such notice.  Failure of the Reduced Member to so notify and tender such amount shall result in dilution occurring in accordance with this Article X and shall bar the Reduced Member from its rights under this Subsection 10.6(c) concerning the relevant adopted Program and Budget.

(d)           All recalculations under this Section shall be effective as of the first day of the Program Period for the Program and Budget.  The Manager, on behalf of both Members, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Member will be placed in the position it would have been in had its Ownership Interests as recalculated under this Section been in effect throughout the Program Period for such Program and Budget.

(e)           Whenever the Ownership Interests are recalculated pursuant to this Section, (i) the Members’ Equity Accounts shall be revised to bear the same ratio to each other as their Recalculated Ownership Interests; (ii) the Schedule of Members shall be amended to reflect the recalculated Ownership Interests; and (iii) the Capital Accounts of the Members shall be determined without regard to Subsection 10.5(c), provided, that the portion of Capital Account attributable to the reduced Ownership Interest of the Reduced Member, if any, after taking into account the adjustments required by this Section 10.6 shall be transferred to the other Member.

10.7         Expansion or Modification Programs and Budgets. Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines.  The Program and Budget, which include Expansion or Modification, shall be submitted for review and approval by the Management Committee within thirty (30) days following receipt by the Manager of such Feasibility Study.

10.8         Budget Overruns; Program Changes. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than fifteen percent (15%) in the aggregate, then the excess over fifteen percent (15%), unless authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Ownership Interests nor deemed a contribution under this Agreement.  Budget overruns of fifteen  percent (15%) or less in the aggregate shall be borne by the Members in proportion to their respective Ownership Interests.

10.9         Supplemental Business Arrangement. At any time during the term of this Agreement, the Management Committee may determine by unanimous vote of both Members that it is appropriate to segregate the Area of Interest into areas subject to separate Programs and Budgets for purposes of conducting further Exploration, Pre-Feasibility or Feasibility Studies, Development, or Mining.  At such time, the Management Committee shall designate which portion of the Properties will comprise an area of interest under a separate business arrangement (“Supplemental Business Arrangement”) for the purpose of further exploring, analyzing, developing, and mining such portion of the Properties.  The Supplemental Business Arrangement shall substantially reflect the same terms as this Agreement, with rights and interests of the Members in the Supplemental Business Arrangement identical to the rights and interests of the Members in the Company at the time of the designation, unless otherwise agreed to by the Members, and with the Members agreeing to new Capital and Equity Accounts and other terms necessary for the Supplemental Business Arrangement to comply with the nature and purpose of the designation. Following the effectuation of the Supplemental Business Arrangement, this Agreement shall terminate insofar as it affects the Properties covered by the Supplemental Business Arrangement.

10.10       Drilling Program. Scorpio US covenants and agrees with GPXM to cause the Company to complete drilling programs of a minimum of 35,000 feet of drilling per year for two years from the date of this Agreement, at the sole expense of Scorpio US.

ARTICLE XI
ACCOUNTS AND SETTLEMENTS

11.1         Monthly Statements. The Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

11.2         Cash Calls. On the basis of each adopted Program and Budget and subject to each Member’s agreed upon contribution to the Program and Budget based on Section 10.5 elections, the Manager shall submit to each Member prior to the last day of each month a billing for estimated cash requirements for the next month.  Within ten (10) days after receipt of each billing, each Member shall advance its proportionate share of such cash requirements.  The Manager shall record all funds received in the Business Account. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to ninety (90) days.  All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Company in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

11.3         Failure to Meet Cash Calls. A Member that fails to meet cash calls in the amount and at the times specified in Section 11.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to two (2) percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law. Such interest shall accrue to the benefit of and be payable to the non-defaulting Member.  In addition to any other rights and remedies available to it by Law, the non-defaulting Member shall have those other rights, remedies, and elections specified in Sections 11.4 and 11.5.

11.4         Cover Payment. If a Member defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Member may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Member (a “Cover Payment”). Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 11.3. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

11.5         Remedies. The Members acknowledge that if either Member defaults in making a cash call or in repaying a Cover Payment, as required under Sections 11.2, 11.3 or 11.4, it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Members have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). Both Members acknowledge and recognize that the damage to the non-defaulting Member could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Member may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Member of such default, elect any of the following remedies by giving notice to the defaulting Member. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 11.2.

(a)           [RESERVED]

(b)           The non-defaulting Member may elect to have the defaulting Member’s Ownership Interest diluted as follows:

(i)           The Reduced Member’s Ownership Interest shall be recalculated by dividing: (X) the sum of (1) the value of the Reduced Member’s Initial Contribution under Section 3.1, (2) the total of all of the Reduced Member’s contributions to the Company under Subsection 10.5(a) or otherwise pursuant to this Agreement and (3) the amount, if any, the Reduced Member contributed to the adopted current Program and Budget with respect to which the default occurred; by (Y) the sum of (1), (2) and (3) above for both Members; and then multiplying the result by one hundred.  For such a default occurring after Payout, the Reduced Member’s Ownership Interest shall be reduced in an amount equal to one times the amount by which it would have been reduced if such default had occurred before Payout.  For such a default, whether occurring before or after Payout, the Recalculated Ownership Interest shall then be further reduced:

(A)           for a default relating exclusively to an Exploration Program and Budget, by multiplying the Recalculated Ownership Interest by the following percentage: 80%; or

(B)           for a default relating to a Program and Budget covering in whole or in part Pre-Feasibility Study and/or Feasibility Study Operations, by multiplying Recalculated Ownership Interest by the following percentage: 80%

(C)           for a default relating to a Program and Budget covering in whole or in part Development or Mining, by multiplying the Recalculated Ownership Interest by the following percentage:  80%

The Ownership Interest of the other Member shall be increased by the amount of the reduction in the Ownership Interest of the Reduced Member, including the further reduction under Subsections 10.5(b)(i)(A) or (B), provided however that all such dilution shall be subject to the limitation set forth in Subsection 10.5(b)(iii).

(ii)          Dilution under this Subsection 11.5(b) shall be effective as of the date of the original default, and Section 10.6 shall not apply. The amount of any Cover Payment under Section 11.4 and interest thereon, or any interest accrued in accordance with Section 11.3, shall be deemed to be amounts contributed by the non-defaulting Member, and not as amounts contributed by the defaulting Member.

(iii)         Whenever the Ownership Interests are recalculated pursuant to this Subsection 11.5(b), (A) the Equity Accounts of both Members shall be adjusted to bear the same ratio to each other as their recalculated Ownership Interests; and (B) the portion of Capital Account attributable to the reduced Ownership Interest of the Reduced Member shall be transferred to the other Member.

11.6         Audits.

(a)           Within ninety (90) days after the end of each calendar year, an audit shall be completed by a PCAOB certified public accountants selected by, and independent of, the Manager. The audit shall be conducted in accordance with United States generally accepted auditing standards and shall cover all books and records maintained by the Manager in accordance with United States generally accepted accounting principles.  The cost of all audits under this Subsection shall be charged to the Business Account.

(b)           Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each Member shall have the right to have an independent audit of all Company books, records and accounts, including all charges to the Business Account.  This audit shall review all issues raised by the requesting Member, with all costs borne by the requesting Member.  The requesting Member shall give the other Member thirty (30) days prior notice of such audit.  Any audit conducted on behalf of either Member shall be made during the Manager’s normal business hours and shall not interfere with Operations.  Neither Member shall have the right to audit records and accounts of the Company relating to transactions or Operations more than twenty-four (24) months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account.  All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after completion and delivery of such audit, or they shall be deemed waived.

ARTICLE XII
PROPERTIES

12.1         Royalties, Production Taxes and Other Payments Based on Production. All required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities, shall be determined and made by the Company in a timely manner and otherwise in accordance with applicable laws and agreements.   The Manager shall furnish to the Members evidence of timely payment for all such required payments.  In the event the Company fails to make any such required payment, any Member shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of the Company shall not constitute acceptance by the paying Member of any liability to such third party for the underlying obligation.

12.2         Abandonment and Surrender. Either Member may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Properties.  At the option of the other Member, the Company shall assign to the objecting Member or such other Person as the objecting Member specifies, by special warranty deed and without cost to the objecting Member, all of the Company’s interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the Company other than those to which both Members have agreed.  Upon the assignment, such properties shall cease to be part of the Properties.

ARTICLE XIII
CONFIDENTIALITY, OWNERSHIP, USE
AND DISCLOSURE OF INFORMATION

13.1         Business Information. All Business Information shall be owned jointly by the Members as their Ownership Interests are determined pursuant to this Agreement.  Both before and after the termination of the Company, all Business Information may be used by either Member for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Member.  Except as provided in Sections 13.3 and 13.4, or with the prior written consent of the other Member, each Member shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

13.2         Member Information. In performing its obligations under this Agreement, neither Member shall be obligated to disclose any Member Information.  If a Member elects to disclose Member Information in performing its obligations under this Agreement, such Member Information, together with all improvements, enhancements, refinements and incremental additions to such Member Information that are developed, conceived, originated or obtained by either Member in performing its obligation under this Agreement (“Enhancements”), shall be owned exclusively by the Member that originally developed, conceived, originated or obtained such Member Information.  Each Member may use and enjoy the benefits of such Member Information and Enhancements in the conduct of the Business hereunder, but the Member that did not originally develop, conceive, originate or obtain such Member Information may not use such Member Information and Enhancements for any other purpose.  Except as provided in Section 13.4, or with the prior written consent of the other Member, which consent may be withheld in such Member’s sole discretion, each Member shall keep confidential and not disclose to any third party or the public any portion of Member Information and Enhancements owned by the other Member that constitutes Confidential Information.

13.3         Permitted Disclosure of Confidential Business Information. Either Member may disclose Business Information that is Confidential Information: (a) to a Member’s officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Member’s performance of its obligations under this Agreement; (b) to any party to whom the disclosing Member contemplates a Transfer of all or any part of its Ownership Interest, for the sole purpose of evaluating the proposed Transfer; (c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Member; or (d) to a third party with whom the disclosing Member contemplates any independent business activity or operation.

The Member disclosing Confidential Information pursuant to this Section 13.3, shall disclose such Confidential Information to only those parties that have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 13.3 and that have agreed in writing supplied to, and enforceable by, the other Member to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article XIII.  Such writing shall not preclude parties described in Subsection 13.3(b) from discussing and completing a Transfer with the other Member. The Member disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

13.4         Disclosure Required By Law. Notwithstanding anything contained in this Article, a Member may disclose any Confidential Information if, in the opinion of the disclosing Member’s legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Member.

Prior to any disclosure of Confidential Information under this Section 13.4, the disclosing Member shall give the other Member at least ten (10) days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Member shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Member in intervention in any such proceeding.

13.5         Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Member shall first consult with the other Member as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Member, there is not sufficient time to consult with the other Member before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Member shall notify the other Member, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Member before such announcement or disclosure is made if at all reasonably possible.  Any press release or other public announcement or disclosure to be issued by either Member relating to this Business shall also identify the other Member.

ARTICLE XIV
RESIGNATION AND DISSOLUTION

14.1         Events of Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

(a)           Upon expiration of term of this Agreement in accordance with Section 2.5;

(b)           Upon the unanimous written agreement of the Members;

(c)           At the election of either Member upon ninety (90) days notice of termination to the other Member, if the Management Committee fails to adopt a Program and Budget for six (6) months after the expiration of the latest adopted Program and Budget;

(d)           Upon the resignation of a Member pursuant to Section 14.2 or upon the bankruptcy, insolvency, dissolution or assignment for the benefit of creditors of a Member; or

(e)           as otherwise provided by the Act.

14.2         Resignation. A Member may elect to resign from the Company by giving notice to the other Member of the effective date of resignation, which shall be the later of the end of the then current Program Period or thirty (30) days after the date of the notice.  Upon resignation by a Member, the resigning Member shall be deemed to have transferred to the remaining Member all of its Ownership Interest, including all of its interest in the Properties and Assets and its Capital Account, without cost and free and clear of all Encumbrances arising by, through or under such resigning Member, except those described in Paragraph 1.1 of Exhibit A and those to which both Members have agreed.  The resigning Member shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Member to effect the transfer of its interests in the Company and the Properties and Assets to the other Member.  A resigning Member shall have no right to receive the fair value of his Ownership Interest pursuant to § 86.331 of the Act. If within a sixty (60) day period both Members elect to withdraw, then the Company shall instead be deemed to have been terminated by the written agreement of the Members pursuant to Section 14.1(b).

14.3         Disposition of Properties and Assets on Dissolution. Promptly after dissolution under Section 14.1, the Manager shall take all action necessary to wind up the activities of the Company, in accordance with Exhibit C.  All costs and expenses incurred in connection with the dissolution of the Company shall be expenses chargeable to the Business Account.

14.4         Filing of Certificate of Cancellation. Upon completion of the winding up of the affairs of the Company, the Manager shall promptly file a Certificate of Cancellation with the Office of the Secretary of State of the State of Nevada. If the Manager has caused the dissolution of the Company, whether voluntarily or involuntarily, then a person selected by a majority vote of the Members to wind up the affairs of the Company shall file the Certificate of Cancellation.

14.5         Right to Data After Dissolution. After dissolution of the Company pursuant to Subsections 14.1(a), (b), (c) or (e), each Member shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a bankrupt or resigning Member causing a dissolution of the Company pursuant to Subsection 14.1(d) shall not be entitled to any such copies.

14.6         Continuing Authority. On dissolution of the Company under Section 14.1, the Member that was the Manager prior to such dissolution (or the other Member in the event of a resignation by the Manager) shall have the power and authority to do all things on behalf of both Members that are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or resignation, if the transaction or obligation arises out of Operations prior to such termination or resignation. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company and either or both Members, encumber Properties and Assets, and take any other reasonable action in any matter with respect to which the former Members continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XV
DISPUTES

15.1         Governing Law. Except for matters of title to the Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

15.2         Forum Selection.  The Parties hereby agree to the exclusive jurisdiction of the courts of the State of Nevada, County of Washoe, in respect of any disagreement relating to this Agreement or the LLC Agreement.

15.3         Arbitration.  All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, will be resolved by binding arbitration before a sole arbitrator, selected by the mutual agreement of the parties, to be conducted in Reno, Nevada.  The arbitration will be administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules.  Any award or decision obtained from any such arbitration proceeding will be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof.  Nothing herein contained will bar the right of a party to seek to obtain judicial injunctive relief or other judicial provisional remedies against threatened or actual conduct that will cause loss or damages under the usual equity rules including the applicable rules for obtaining preliminary injunctions and other provisional remedies.

15.4         Dispute Resolution. All disputes arising under or in connection with this Agreement which cannot be resolved by agreement between the Members shall be resolved in accordance with applicable Law. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Member shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

ARTICLE XVI
GENERAL PROVISIONS

16.1           Notices. All notices, payments and other required or permitted communications (“Notices”) to either Member shall be in writing, and shall be addressed respectively as follows:

If to GPXM:	Golden Phoenix Minerals, Inc.
1675 E. Prater Way, Suite 102
Sparks, Nevada 89434, USA
	Attention:	Thomas Klein, CEO
	Telephone:	(775) 853-4919
	Facsimile:	(775) 853-4919

With a Copy to:	Bullivant Houser Bailey PC
1415 L Street, Suite 1000
Sacramento, CA 95814
	Attention:	Scott Bartel, Esq.
	Facsimile:	(916) 930-2501

If to Scorpio Gold or to Scorpio US
Scorpio Gold Corporation/Scorpio Gold (US) Corporation
995 Germain Street
Val d’Or, Quebec J9P 7H7
Canada
	Attention:	Peter Hawley, President & CEO
	Telephone:	(819) 825-7618
	Facsimile:	(819) 825-0977

With a Copy to:	Axium Law Corporation
Suite 3350, Four Bentall Centre
1055 Dunsmuir Street
PO Box 49222
Vancouver, British Columbia
V7X 1L2
	Attention:	Rod C. McKeen
	Facsimile:	(604) 692-4900

All Notices shall be given (a) by personal delivery to the Member, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested, or (d) by overnight or other express courier service.  All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication.  Either Member may change its address by Notice to the other Member.

16.2         Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

16.3         Currency. All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

16.4         Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

16.5         Waiver. The failure of either Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Member’s right thereafter to enforce any provision or exercise any right.

16.6         Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Members.

16.7         Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Member shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Member seeking the approval or authorization (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within three (3) months of initiation of that process); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Member shall promptly give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Member shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Members to advance funds pursuant to Section 11.2 shall be reduced to levels consistent with then current Operations.

16.8         Rule Against Perpetuities. The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in an Ownership Interest, in the Properties and Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules.  If, however, any such violation should inadvertently occur, the Members hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

16.9         Further Assurances. Each of the Members shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

16.10       Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Members and supersedes all prior agreements and understandings between the Members relating to the subject matter hereof.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members.

16.11       Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Members be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.  Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Golden Phoenix Minerals, Inc.

By:	/s/ Robert P. Martin
Name: Robert P. Martin
Title: President

Scorpio Gold (US) Corporation

By:	/s/ Peter J. Hawley
Name: Peter J. Hawley
Title: President

EXHIBIT A
TO
EXPLORATION, DEVELOPMENT AND MINING
JOINT VENTURE
MEMBERS’ AGREEMENT
AND
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

By And Between

Scorpio Gold (US) Corporation

And

Scorpio Gold Corporation

And

Golden Phoenix Minerals, Inc.

PROPERTIES AND ASSETS AND AREA OF INTEREST

1.1	GPXM PROPERTIES AND TITLE EXCEPTIONS

All lands, mineral tenures
(include list of all leases and contracts)

(Attached)

1.2           GPXM ASSETS

All facilities, equipment, permits, licenses, technical data and rights and interests related thereto comprising the Mineral Ridge Mine property and any and all environmental reclamation bonds and any other assets whatsoever related to the Mineral Ridge Mine property, and all Products, Business Information, Bond, all technical data relating to the Mineral Ridge Mine property and all other real and personal property, and equipment, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Members hereunder.

EXHIBIT A

1.3           SCORPIO US PROPERTIES
(Include list)

1.4           SCORPIO US ASSETS

Mary Mining Royalty

1.5           LIABILITIES

All unpaid liabilities associated with the Properties or operations at the Properties accrued on or after the date that the Parties entered into the LOI (as defined in the Members Agreement).

1.6           AREA OF INTEREST

(Attached)

EXHIBIT A

EXHIBIT B
TO
EXPLORATION, DEVELOPMENT AND MINING
JOINT VENTURE
MEMBERS’ AGREEMENT
AND
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

By And Between

Scorpio Gold (US) Corporation

And

Scorpio Gold Corporation

And

Golden Phoenix Minerals, Inc.

ACCOUNTING PROCEDURES

The financing and accounting procedures to be followed by the Manager and the Members under the Agreement are set forth below.  All capitalized terms in these Accounting Procedures shall have the definition attributed to them in the Agreement, unless defined otherwise herein.

The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to Operations.  It is the intent of the Members that neither of them shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Manager.  The Members shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity.  For the avoidance of doubt, notwithstanding the Agreement and this Exhibit B regarding Account Procedures, all Accounting Procedures, including maintenance of accounting records, shall follow United States Generally Accepted Accounting Principles (US GAAP). Further, the Manager shall ensure that the Company establishes and maintains such disclosure controls and procedures and internal controls over financial reporting as may be reasonably requested by GPXM to comply with the Sarbanes-Oxley Act of 2002 in its capacity as a U.S. public reporting company.

EXHIBIT B

ARTICLE I
GENERAL PROVISIONS

1.1           General Accounting Records.  The Manager shall maintain detailed and comprehensive cost accounting records in accordance with these Accounting Procedures, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, tax, regulatory or other financial, regulatory, or legal reporting purposes related to the Company.  Such records shall be retained for the duration of the period allowed the Members for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Members.

1.2           Cash Management Accounts. The Manager shall maintain one or more separate cash management accounts for the payment of all expenses and the deposit of all cash receipts for the Company.

1.3           Statements and Billings. The Manager shall prepare statements and bill the Members as provided in Article XI of the Agreement. Payment of any such billings by either Member, including the Manager, shall not prejudice such Member’s right to protest or question the correctness thereof for a period not to exceed twenty-four (24) months following the calendar year during which such billings were received by such Member.  All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such twenty-four (24) month period.  The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Paragraphs 5.1 and 5.2.

ARTICLE II
CHARGES TO BUSINESS ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Business Account with the following:

2.1           Property Acquisition Costs, Rentals, Royalties and Other Payments. All property acquisition and holding costs, including Governmental Fees, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Properties and Assets.

2.2           Labor and Employee Benefits.

(a)           Salaries and wages of the Manager’s employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

EXHIBIT B

(b)           The Manager’s cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Subparagraph 2.2(a) and Paragraph 2.12. Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages.  If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses.  Such rate shall be based on the Manager’s cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

(c)           The Manager’s actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Subparagraph 2.2(a) or Paragraph 2.12 rather than employees’ benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Subparagraphs 2.2(a) or Paragraph 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.

(d)           Cost of assessments imposed by governmental authority that are applicable to salaries and wages chargeable under Subparagraph 2.2(a) and Paragraph 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

2.3           Materials, Equipment and Supplies. The cost of materials, equipment and supplies (herein called “Material”) purchased from unaffiliated third parties or furnished by either Member as provided in Paragraph 3.2.  The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations.  The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.4           Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities.  Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed Prime Rate plus three percent (3%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

2.5           Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for Operations.

2.6           Contract Services and Utilities. The cost of contract services and utilities procured from outside sources, other than services described in Paragraphs 2.9 and 2.13.  If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of Operations.  The cost of professional consultant services procured from outside sources in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum per contract shall not be charged to the Business Account unless approved by the Management Committee.

EXHIBIT B

2.7           Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of the Members. When Operations are conducted in an area where the Manager may self-insure for Workers’ Compensation and/or Employer’s Liability under state law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs of self-insuring such risks to the Business Account provided that such charges shall not exceed published manual rates.

2.8           Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Properties and Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

2.9           Legal and Regulatory Expense.  Except as otherwise provided in Paragraph 2.13, all legal and regulatory costs and expenses incurred in or resulting from Operations or necessary to protect or recover the Properties and Assets of the Company, including costs of title investigation and title curative services.  All attorneys’ fees and other legal costs to handle, investigate and settle litigation or claims, and amounts paid in settlement of such litigation or claims in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum shall not be charged to the Business Account unless approved by the Management Committee.

2.10         Audit.  Cost of annual audits under Subsection 11.6(a) of the Agreement.

2.11         Taxes.  All taxes, assessments and like charges on Operations, Properties and Assets which have been paid by the Manager for the benefit of the Members.  Each Member is separately responsible for taxes determined or measured by a Member’s sales revenue or net income.

2.12         District and Camp Expense (Field Supervision and Camp Expenses).  A pro rata portion of: (i) the salaries and expenses of the Manager’s superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office and any necessary suboffice and (iii) all necessary camps, including housing facilities for employees, used for Operations.  The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment.  The total of such charges for all Properties served by the Manager’s employees and facilities shall be apportioned to the Business Account on the basis of a ratio to be approved by the Management Committee.

EXHIBIT B

2.13         Administrative Charge.

(a)           Each month, the Manager shall charge the Business Account a sum for each phase of Operations as provided below, which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each  phase of Operations, and which shall be in lieu of any management fee:

(i)             Exploration Expenses – three percent (3%) of Allowable Costs.

(ii)            Development and Construction Expenses – three percent (3%) of Allowable Costs.

(iii)           Major Construction Phase – three percent (3%) of Allowable Costs.

(iv)           Mining Phase – three percent (3%) of Allowable Costs.

(b)           The term “Allowable Costs” as used in this Paragraph for a particular phase of Operations shall mean all charges to the Business Account excluding: (i) the administrative charge referred to herein; and (ii) depreciation, depletion or amortization of tangible or intangible Assets. The Manager shall attribute such Allowable Costs to a particular phase of Operations by applying the following guidelines:

(A)           The Exploration Phase shall cover those Operations conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral.

(B)           The Development Phase shall cover those Operations, including Pre-Feasibility and Feasibility Study Operations, conducted to assess a commercially feasible ore body or to extend production of an existing ore body, and to construct or install related fixed Assets.

(C)           The Major Construction Phase shall include all Operations involved in the construction of a mill, smelter or other ore processing facilities.

(D)           The Mining Phase shall include all other Operations activities not otherwise covered above, including activities conducted after Mining Operations have ceased.

(c)           Various phases of Operations may be conducted concurrently, in which event the administrative charge shall be calculated separately for Allowable Costs attributable to each phase.

(d)           The monthly administration charge determined for each phase of Operations shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses for its conduct of Operations, and shall be equitably apportioned among all of the properties served during such monthly period on the basis of a ratio approved by the Management Committee.

EXHIBIT B

(e)           The following is a representative list of items that constitute the Manager’s principal business office expenses that are expressly covered by the administrative charge provided in this Paragraph, except to the extent that such items are directly chargeable to the Business Account under other provisions of this Article II:

(i)           Administrative supervision, which includes all services rendered by managers, department supervisors, officers and directors of the Manager for Operations.

(ii)           Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;

(iii)           The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Business Account;

(iv)           Routine legal services rendered by outside sources and the Manager’s legal staff not otherwise charged to the Business Account under Paragraph 2.9, including property acquisition, attorney management and oversight, and support services provided by Manager’s legal staff concerning any litigation; and

(v)           Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

(f)           The Management Committee shall annually review the administrative charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive based on the principles that the Manager shall not make a profit or suffer a loss and that it should be fairly and adequately compensated for its costs and expenses.

2.14        Environmental Compliance Fund.  Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the life of the Company, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations.  The Manager shall invest such amounts on behalf of the Members as provided in Subsection 9.2(s) of the Agreement.

2.15        Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

EXHIBIT B

ARTICLE III
BASIS OF CHARGES TO BUSINESS ACCOUNT

3.1           Purchases. Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken.  If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.

3.2           Material Furnished by a Member for Use in the Business.  Any Material furnished by either Member for use in the Business or distributed to either Member by the Manager shall be priced on the following basis:

(a)           New Material: New Material furnished by either Member shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time it is furnished (the “New Price”).

(b)           Used Material.

(i)             Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

(A)          Used Material furnished by either Member shall be priced at seventy-five percent (75%) of the New Price;

(B)           Used Material distributed to either Member shall be priced (i) at seventy-five percent (75%) of the New Price if such Material was originally charged to the Business Account as new Material, or (ii) at sixty-five percent (65%) of the New Price if such Material was originally charged to the Business Account as good used Material at seventy-five percent (75%) of the New Price.

(ii)           Other used Material that, after reconditioning, will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.

(iii)           Bad-Order Material which is no longer usable for its original purpose without excessive repair cost but further usable for some other purpose shall be priced on a basis comparable with items normally used for that purpose.

(iv)           All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices.

EXHIBIT B

(c)           Obsolete Material. Any Material that is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above, shall be priced by the Management Committee.  Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.

3.3           Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager’s direct cost and expenses incurred in procuring such Material and making it suitable for use.  The Manager shall give written notice of the proposed charge to the Members prior to the time when such charge is to be billed, whereupon either Member shall have the right, by notifying the Manager within ten days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.

3.4           Warranty of Material Furnished by the Manager or Members. Neither Member warrants any Material furnished beyond any dealer’s or manufacturer’s warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

ARTICLE IV
DISPOSAL OF MATERIAL

4.1           Disposition Generally. The Manager shall have no obligation to purchase either Member’s interest in Material.  The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Members as provided in Paragraph 4.2.

4.2           Distribution to Members. Any Material to be distributed to the Members shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Business Account on the basis provided in Paragraph 3.2.

4.3           Sales. Sales of Material to third parties shall be credited to the Business Account at the net amount received.  Any damages or claims by the Purchaser shall be charged back to the Business Account if and when paid.

ARTICLE V
INVENTORIES

5.1           Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties and the expense of conducting such periodic inventories shall be charged to the Business Account.  The Manager shall give written notice to the Members of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Member shall be deemed to have accepted the results of any inventory taken by the Manager if the Member fails to be represented at such inventory.

EXHIBIT B

5.2           Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Business Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within six (6) months after the inventory is taken.  Inventory adjustments shall be made by the Manager to the Business Account for overages and shortages, but the Manager shall be held accountable to the Company only for shortages due to lack of reasonable diligence.

EXHIBIT B

EXHIBIT C
TO
EXPLORATION, DEVELOPMENT AND MINING
JOINT VENTURE
MEMBERS’ AGREEMENT
AND
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

By And Between

Scorpio Gold (US) Corporation

And

Scorpio Gold Corporation

And

Golden Phoenix Minerals, Inc.

EXHIBIT C

TAX MATTERS

ARTICLE I
EFFECT OF THIS EXHIBIT

This Exhibit shall govern the relationship of the Members and the Company with respect to tax matters and the other matters addressed herein.  Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control.

ARTICLE II
TAX MATTERS PARTNER

2.1           Designation of Tax Matters Partner. The Manager is hereby designated the tax matters partner (the “TMP”) as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986 (“the Code”) and shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms following approval of the Management Committee.  In the event of any change in Manager, the Member serving as Manager at the end of a taxable year shall continue as TMP with respect to all matters concerning such year unless the TMP for that year is required to be changed pursuant to applicable Treasury Regulations. The TMP and the other Member shall use reasonable best efforts to comply with the responsibilities outlined in this Article II and in Sections 6221 through 6233 of the Code (including any Treasury regulations promulgated thereunder) and in doing so shall incur no liability to any other party.

2.2           Notice. Each Member shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as it may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Section 6223 of the Code.  The TMP shall keep each Member informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

2.3           Inconsistent Treatment of Tax Item. If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, each Member shall notify the TMP of its treatment of any partnership item on its federal income tax return that is inconsistent with the treatment of that item on the partnership return.

2.4           Extensions of Limitation Periods. The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to the other Member of such intended action.

2.5           Requests for Administrative Adjustments. Neither Member shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any taxable year of the Company without first notifying the other Member.  If the other Member agrees with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Company.  If consent is not obtained within thirty (30) days after notice from the proposing Member, or within the period required to timely file the request for administrative adjustment, if shorter, either Member, including the TMP, may file that request for administrative adjustment on its own behalf.

EXHIBIT C

2.6           Judicial Proceedings. Either Member intending to file a petition under Section 6226, 6228 or other sections of the Code with respect to any partnership item, or other tax matters involving the Company, shall notify the other Member of such intention and the nature of the contemplated proceeding.  If the TMP is the Member intending to file such petition, such notice shall be given within a reasonable time to allow the other Member to participate in the choosing of the forum in which such petition will be filed.  If both Members do not agree on the appropriate forum, then the appropriate forum shall be decided in accordance with Section 8.2 of the Agreement.  If a deadlock results, the TMP shall choose the forum.  If either Member intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Paragraph, such Member shall notify the other Member of such intended action.

2.7           Settlements. The TMP shall not bind the other Member to a settlement agreement without first obtaining the written consent of any such Member.  Either Member who enters into a settlement agreement for its own account with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify the other Member of such settlement agreement and its terms within ninety (90) days from the date of settlement.

2.8           Fees and Expenses. The TMP shall not engage legal counsel, certified public accountants, or others without the prior consent of the Management Committee.  Either Member may engage legal counsel, certified public accountants, or others in its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the TMP incurs (after proper consent by the Management Committee as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Business Account and shall be borne by the Members as any other item which constitutes a direct charge to the Business Account pursuant to the Agreement.

2.9           Survival.  The provisions of the foregoing paragraphs, including but not limited to the obligation to pay fees and expenses contained in Paragraph 2.8, shall survive the termination of the Company or the termination of either Member’s interest in the Company and shall remain binding on the Members for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Company for the applicable tax year(s).

ARTICLE III
TAX ELECTIONS AND ALLOCATIONS

3.1           Company Election. It is understood and agreed that the Members intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by both Members, no Member shall take any action to change the status of the Company as a partnership under Treas. Reg. § 1.7701-3 or similar provision of state law.  It is understood and agreed that the Members intend to create a partnership for federal and state income tax purposes only.  The Manager shall file with the appropriate office of the Internal Revenue Service a partnership income tax return covering the Operations.  The Members recognize that the Agreement may be subject to state income tax statutes.  The Manager shall file with the appropriate offices of the state agencies any required partnership state income tax returns.  Each Member agrees to furnish to the Manager any information it may have relating to Operations as shall be required for proper preparation of such returns.  The Manager shall furnish to the other Member for its review a copy of each proposed income tax return at least two weeks prior to the date the return is filed.

EXHIBIT C

3.2           Tax Elections. The Company shall make the following elections for purposes of all partnership income tax returns:

(a)           To use the accrual method of accounting.

(b)           Pursuant to the provisions at Section 706(b)(1) of the Code, to use as its taxable year the year ended December 31st.  In this connection, GPXM represents that its taxable year is the year ending December 31st and Scorpio US represents that its taxable year is the year ending December 31.

(c)           To deduct currently all development expenses to the extent possible under Section 616 of the Code.

(d)           Unless the Members unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible or, at the election of the Manager, using the units of production method of depreciation.

(e)           To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law.

(f)            To adjust the basis of property of the Company under Section 754 of the Code at the request of either Member;

(g)           To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code;

Any other election required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Management Committee.

Each Member shall elect under Section 617(a) of the Code to deduct currently all exploration expenses.  Each Member reserves the right to capitalize its share of development and/or exploration expenses of the Company in accordance with Section 59(e) of the Code, provided that a Member’s election to capitalize all or any portion of such expenses shall not affect the Member’s Capital Account.

EXHIBIT C

3.3           Allocations to Members. Allocations for Capital Account purposes shall be in accordance with the following:

(a)           Exploration expenses and development cost deductions shall be allocated among the Members in accordance with their respective contributions to such expenses and costs.

(b)           Depreciation and amortization deductions with respect to a depreciable Asset shall be allocated among the Members in accordance with their respective contributions to the adjusted basis of the Asset which gives rise to the depreciation, amortization or loss deduction.

(c)           Production and operating cost deductions shall be allocated among the Members in accordance with their respective contributions to such costs.

(d)           Deductions for depletion (to the extent of the amount of such deductions that would have been determined for Capital Account purposes if only cost depletion were allowable for federal income tax purposes) shall be allocated to the Members in accordance with their respective contributions to the adjusted basis of the depletable property. Any remaining depletion deductions shall be allocated to the Members so that, to the extent possible, the Members receive the same total amounts of percentage depletion as they would have received if percentage depletion were allocated to the Members in proportion to their respective shares of the gross income used as the basis for calculating the federal income tax deduction for percentage depletion.

(e)           Subject to Subparagraph 3.3(g) below, gross income on the sale of production shall be allocated in accordance with the Members’ rights to share in the proceeds of such sale.

(f)           Except as provided in Subparagraph 3.3(g), below, gain or loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Members’ Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and gain or loss) most closely reflects the Members’ Ownership Interests.

(g)           Gains and losses on the sale of all or substantially all the Properties and  Assets of the Company shall be allocated so that, to the extent possible, the Members’ resulting Capital Account balances are in the same ratio as their Ownership Interests at the time of such sale.

(h)           The Members acknowledge that expenses and deductions allocable under the preceding provisions of this Paragraph may be required to be capitalized into production under Section 263A of the Code.  With respect to such capitalized expenses or deductions, the allocation of gross income on the sale of production shall be adjusted, in any reasonable manner consistently applied by the Manager, so that the same net amount (subject possibly to timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated pursuant to the preceding provisions of this Paragraph.

EXHIBIT C

(i)            All deductions and losses that are not otherwise allocated in this Paragraph shall be allocated among the Members in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the Asset producing each such loss.

(j)            Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to, or claimed by, them.

(k)           All other items of income and gain shall be allocated to the Members in accordance with their Ownership Interests.

(l)            If a reduced Ownership Interest is restored pursuant to Section 10.6 of the Agreement, the Manager shall endeavor to allocate items of income, gain, loss, and deduction (in the same year as the restoration of such Ownership Interest or, if necessary, in subsequent years) so as to cause the Capital Account balances of the Members to be the same as they would have been if the restored Ownership Interest had never been reduced.

(m)           If the Members’ Ownership Interests change during any taxable year of the Company, the distributive share of items of income, gain, loss and deduction of each Member shall be determined in any manner (1) permitted by Section 706 of the Code, and (2) agreed by both Members.  If the Members cannot agree on a method, the method shall be determined by the Manager in consultation with the Company’s tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

(n)           For purposes of this Paragraph 3.3, items financed through indebtedness of, or from revenues of, the Company shall be treated as funded from contributions made by the Members to the Company in accordance with their Ownership Interests.  “Nonrecourse deductions,” as defined by Treas. Reg. § 1.704-2(b)(1) shall be allocated between the Members in proportion to their Ownership Interests.

3.4           Regulatory Allocations. Notwithstanding the provisions of Paragraph 3.3 to the contrary, the following special allocations shall be given effect for purposes of maintaining the Members’ Capital Accounts.

(a)           If either Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), § 1.704-1(b)(2)(ii)(d)(5) or § 1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member as quickly as possible.  For the purposes of this Subparagraph 3.4(a), each Member’s Capital Account balance shall be increased by the sum of (i) the amount such Member is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5).

EXHIBIT C

(b)           If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of income and gain for that year equal to that Member’s share of the net decrease in partnership minimum gain, all in accordance with Treas. Reg. § 1.704-2(f).  If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that partner’s share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Treas. Reg. § 1.704-2(i)(4). Pursuant to Treas. Reg. § 1.704-2(i)(1), deductions attributable to “partner nonrecourse liability” shall be allocated to the Member that bears the economic risk of loss for such liability (or is treated as bearing such risk).

(c)           If the allocation of deductions to either Member would cause such Member to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Article III have been made and after giving effect to the adjustments described in Subparagraph 3.4(a)), such deductions shall instead be allocated to the other Member.

3.5           Curative Allocations. The allocations set forth in Paragraph 3.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Paragraph. Therefore, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Paragraph 3.3 without regard to Paragraph 3.4.

3.6           Tax Allocations. Except as otherwise provided in this Paragraph 3.6, items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Paragraphs 3.3, 3.4 and 3.5 of the corresponding item determined for Capital Account purposes.

(a)           Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.

(b)           To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction with respect to property contributed to the Company by a Member shall be shared among both Members so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution. The Members intend that Section 704(c) shall effect no allocations of tax items that are different from the allocations under Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes; provided that gain or loss on the sale of property contributed to the Company shall be allocated to the contributing member to the extent of built-in gain or loss, respectively, as determined under Treas. Reg. § 1.704-3(a). However, to the extent that allocations of other tax items are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes, Section 704(c) shall be applied in accordance with the method available under Treas. Reg. § 1.704-3 which most closely approximates the allocations set forth in Paragraphs 3.3, 3.4 and 3.5.

EXHIBIT C

(c)           Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property’s basis that is attributable to precontribution expenditures by GPXM that were capitalized under Code Sections 616(b), 59(e) and 291(b).  Deductions attributable to precontribution expenditures by GPXM shall be calculated under such Code Sections as if GPXM continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the Company and shall be allocated solely to GPXM.

(d)           The Members understand the allocations of tax items set forth in this Paragraph 3.6, and agree to report consistently with such allocations for federal and state tax purposes.

ARTICLE IV
CAPITAL ACCOUNTS; LIQUIDATION

4.1           Capital Accounts.

(a)           A separate Capital Account shall be established and maintained by the TMP for each Member.  Such Capital Account shall be increased by (i) the amount of money contributed by the Member to the Company, (ii) the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to the Member under Paragraphs 3.3, 3.4 and 3.5 of Company income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (iv) the amount of money distributed to the Member by the Company, (v) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property and that the Member is considered to assume or take subject to under Code Section 752), (vi) allocations to the Member under Paragraphs 3.3, 3.4 and 3.5 of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to a Capital Account, and (vii) allocations of Company loss and deduction (or items thereof), excluding items described in (vi) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable.  The Members agree that the net fair market value of the property and Assets contributed by GPXM to the Company pursuant to Section 3.1(a) of the Agreement is Five Million Four Thousand Ninety-Nine Dollars (US $5,004,099) and that the net fair market value of the property and Assets contributed by Scorpio US is Ten Million Six Hundred and Thirty Six Thousand One Hundred Fifty-Eight Dollars ($10,636,158).

EXHIBIT C

(b)           In the event that the Capital Accounts of the Members are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treas. Reg. § 1.704-1(b) (2)(iv)(g).

(c)           In the event any interest in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treas. Reg. § 1.704-1(b)(2)(iv)(1).

(d)           In the event property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in Paragraph 4.2(a) below.

(e)           In the event the Management Committee designates a Supplemental Business Arrangement area within the Area of Interest as described in Section 10.13 of the Agreement, the Management Committee shall appropriately segregate Capital Accounts to reflect that designation and shall make such other modifications to the Agreement as are appropriate to reflect the manner of administering Capital Accounts in accordance with the terms of this Exhibit C.

(f)            GPXM is contributing to the Agreement certain depletable properties with respect to which GPXM currently has an adjusted tax basis which may consist in part of depletable expenditures and in part of expenditures capitalized under Code Sections 616(b), 291(b) and/or 59(e).  For purposes of maintaining the Capital Accounts, the Company’s deductions with respect to contributed property in each year for (i) depletion, (ii) deferred development expenditures under Section 616(b) attributable to pre-contribution expenditures, (iii) amortization under Section 291(b) attributable to pre-contribution expenditures, and (iv) amortization under Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to Subparagraph 3.6(c) multiplied by the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Sections 616(b), 291(b), and 59(e)).

(g)           The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amount distributable to either Member upon liquidation of the Company pursuant to Paragraph 4.2.

EXHIBIT C

(h)           If the Members so agree, upon the occurrence of an event described in Treas. Reg. § 1.704-1(b)(2)(iv)(5), the Capital Accounts shall be restated in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the Company (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Subparagraph 4.2(a).  For purposes of Paragraph 3.3, a Member shall be treated as contributing the portion of the book value of any property that is credited to the Member’s Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this Subparagraph 4.1(h), the Members’ shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this Subparagraph 4.1(h) shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to the final sentence of Subparagraph 3.6(b).

4.2           Liquidation. In the event the Company is dissolved pursuant to Section 14.1 of the Agreement then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken (after taking into account any transfers of Capital Accounts pursuant to Sections 3.2(a), 4.4(a) or 14.2 of the Agreement):

(a)           The Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would be realized by the Company and allocated to the Members pursuant to the provisions of Article III of this Exhibit C if the Properties and Assets had been sold at their fair market value at the time of liquidation.  The fair market value of the Properties and Assets shall be determined by agreement of both Members provided, however, that in the event that the Members fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by both Members.

(b)           After making the foregoing adjustments and/or contributions, all remaining Properties and Assets shall be distributed to the Members in accordance with the balances in their Capital Accounts (after taking into account all allocations under Article III, including Subparagraph 3.3(g)).  Unless otherwise expressly agreed by both Members, each Member shall receive an undivided interest in each and every Asset determined by the ratio of the amount in each Member’s Capital Account to the total of both of the Members’ Capital Accounts. Assets distributed to the Members shall be deemed to have a fair market value equal to the value assigned to them pursuant to Subparagraph 4.2(a) above.

(c)           All distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements of Treas. Reg. §§ 1.704-1(b)(2)(ii)(b)(2) and (3).

4.3           Deemed Terminations. Notwithstanding the provisions of Paragraph 4.2, if the “liquidation” of the Company results from a deemed termination under Section 708(b)(1)(B) of the Code, then (i) Subparagraphs 4.2(a) and (b) shall not apply, (ii) the Company shall be deemed to have contributed its assets to a new partnership in exchange for an interest therein, and immediately thereafter, distributing interests therein to the purchasing party and the non-transferring Members in proportion to their interests in the Company in liquidation thereof, (iii) the new partnership shall continue pursuant to the terms of the Agreement and this Exhibit.

EXHIBIT C

ARTICLE V
SALE OR ASSIGNMENT

The Members agree that if either one of them makes a sale or assignment of its Ownership Interest under the Agreement, and such sale or assignment causes a termination under Section 708(b)(1)(B) of the Code, the terminating Member shall indemnify the non-terminating Member and save it harmless on an after-tax basis for any increase in taxes to the non-terminating Member caused by the termination of the Company.

EXHIBIT C

EXHIBIT D
TO
EXPLORATION, DEVELOPMENT AND MINING
JOINT VENTURE
MEMBERS’ AGREEMENT
AND
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

By And Between

Scorpio Gold (US) Corporation

And

Scorpio Gold Corporation

And

Golden Phoenix Minerals, Inc.

DEFINITIONS

“Act” means the Nevada Limited Liability Company Act, codified in the Nevada Revised Statutes, Chapter 86, et seq., as the same may be amended from time to time.

“Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Member.

“Agreement” means this Exploration, Development and Mining Limited Liability Company Operating Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.

“Approved Alternative” means a Development and Mining alternative selected by the Management Committee from various Development and Mining alternatives analyzed in the Pre-Feasibility Studies.

“Area of Interest” means the area encompassing a two (2) mile boundary from the original claim perimeter as described in Paragraph 1.6 of Exhibit A.

“Assets” means the Products, Business Information, Bond, all technical data relating to the Properties  and all other real and personal property, and equipment, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Members hereunder.

EXHIBIT D

“Bond” those certain environmental and reclamation bonds in the amount of US$3,000,000 with respect to the Properties filed with the Bureau of Land Management and all rights and obligations relating thereto.

“Budget” means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made by the Members with respect to a Program.

“Business” means the conduct of the business of the Company in furtherance of the purposes set forth in Section 2.3 and in accordance with this Agreement.

“Business Account” means the account maintained by the Manager for the Business in accordance with Exhibit B.

“Business Information” means the terms of this Agreement, and any other agreement relating to the Business, the Existing Data, and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by either Member in performing its obligations under this Agreement. The term “Business Information” shall not include any improvements, enhancements, refinements or incremental additions to Member Information that are developed, conceived, originated or obtained by either Member in performing its obligations under this Agreement.

“Capital Account” means the account maintained for each Member in accordance with Exhibit C.

“Company” means Mineral Ridge Gold, LLC, a Nevada limited liability company formed in accordance with, and governed by, this Agreement.

“Commercial Production” means throughput of Products from Mining Operations averaging greater than 70% of the average life of mine projected capacity, as estimated by the Feasibility Study to be prepared by Micon International Limited, for a period of at least two consecutive financial quarters.

“Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Member.

EXHIBIT D

“Continuing Obligations” mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

“Cover Payment” shall have the meaning as set forth in Section 11.4 of the Agreement.

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

“Effective Date” means the date set forth in the preamble to this Agreement.

“Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Compliance Fund” means the account established pursuant to Paragraph 2.14 of Exhibit B.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Member, by any person or entity other than the other Member, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

EXHIBIT D

“Equity Account” means the account maintained for each Member by the Manager in accordance with Subsection 9.2(o) of the Agreement.

“Existing Data” means maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the Properties prior to the Effective Date.

“Expansion” or “Modification” means (i) a material increase in mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste or tailings disposal methods.  An increase or change shall be deemed “material” if it is anticipated to cost more than 35% of original capital costs attributable to the Development of the mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potential commercial mineralization, and including related Environmental Compliance.

“Feasibility Contractors” means one or more engineering firms approved by the Management Committee for purposes of preparing or auditing any Pre-Feasibility Study or Feasibility Study.

“Feasibility Study” means a report to be prepared following selection by the Management Committee of one or more Approved Alternatives. The Feasibility Study shall be in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry.

“Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims.

EXHIBIT D

“Initial Contribution” means that contribution each Member has made or agrees to make pursuant to Section 3.1 of the Agreement.

“Law” or “Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Management Committee” means the committee established under Article VIII of the Agreement.

“Manager” means the Member appointed under Article IX of the Agreement to manage Operations, or any successor Manager.

“Member” means GPXM or Scorpio US, any permitted successor or assign of GPXM or Scorpio US, or any other person admitted as a Member of the Company under this Agreement.

“Member Information” means all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information but excluding the Existing Data), which, as shown by written records, was developed, conceived, originated or obtained by a Member: (a) prior to entering into this Agreement, or (b) independent of its performance under the terms of this Agreement.

“Mining” means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products.

“Net Cash Flow” means the difference between gross proceeds from the sale of Products and Assets and the costs of producing Products as determined by charges to the Business Account in Exhibit B, less three months working capital, and any other amounts determined reasonable and necessary by the Management Committee for the ongoing operations of the Company.

“Operations” means the activities carried out by the Company under this Agreement.

“Ownership Interest” means the percentage interest representing the ownership interest of a Member in the Company, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder.  Ownership Interests shall be calculated to three decimal places and rounded to two decimal places as follows:  Decimals of .005 or more shall be rounded up (e.g., 1.519% rounded to 1.52%); decimals of less than .005 shall be rounded down (e.g., 1.514% rounded to 1.51%).  The initial Ownership Interests of the Members are set forth in Section 4.1 of the Agreement.

“Payout” means the date on which the Equity Account balance of each of the Members has become zero or a negative number, regardless of whether the Equity Account balance of either or both Members subsequently becomes a positive number.  If one Member’s Equity Account balance becomes zero or a negative number before the other Member’s, “Payout” shall not occur until the date that the other Member’s Equity Account balance first becomes zero or a negative number.

EXHIBIT D

“Pre-Feasibility Studies” means one or more studies prepared to analyze whether economically viable Mining Operations may be possible on the Properties, as described in Sections 10.7 and 10.8 of the Agreement.

“Prime Rate” means the interest rate quoted and published as “Prime” as published in The Wall Street Journal, under the heading “Money Rate,” as the rate may change from day to day.

“Products” means all ores, minerals and mineral resources produced from the Properties.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a period determined by the Management Committee.

“Program Period” means the time period covered by an adopted Program and Budget.

“Project Financing” means any financing approved by the Management Committee and obtained by the Members for the purpose of placing a mineral deposit situated on the Properties into commercial production, but shall not include any such financing obtained individually by either Member to finance payment or performance of its obligations under the Agreement.

“Properties” means those interests in real property described in Paragraph 1.1 of Exhibit A and all other interests in real property within the Area of Interest that are acquired and held subject to this Agreement.

“Recalculated Ownership Interest” means the reduced Ownership Interest of a Member as recalculated under Section 10.5, 10.6 or 11.5 of the Agreement.

“Reduced Member” means a Member whose Ownership Interest is reduced under Section 10.5, 10.6 or 11.5 of the Agreement.

“Transfer” means, when used as a verb, to sell, grant, assign or create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under Subsection 9.2(j) and Section 9.6 of the Agreement), either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

EXHIBIT D

EXHIBIT E
TO
EXPLORATION, DEVELOPMENT AND MINING
JOINT VENTURE
MEMBERS’ AGREEMENT
AND
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

By And Between

Scorpio Gold (US) Corporation

And

Scorpio Gold Corporation

And

Golden Phoenix Minerals, Inc.

INSURANCE

The Manager shall, at all times while conducting Operations, comply fully with the applicable workers’ compensation laws and purchase, or provide protection for the Company comparable to that provided under standard form insurance policies for the following risk categories: (i) comprehensive public liability and property damage (including umbrella coverage) with combined limits of not less than Ten Million Dollars ($10,000,000) for bodily injury and property damage; (ii) automobile insurance with combined limits of not less than Two Million Dollars ($2,000,000); and (iii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. If the Manager elects to self-insure, it shall charge to the Business Account an amount equal to the premium it would have paid had it secured and maintained a policy or policies of insurance on a competitive bid basis in the amount of such coverage. Each Member shall self-insure or purchase for its own account such additional insurance as it deems necessary.

EXHIBIT E

EXHIBIT F
TO
EXPLORATION, DEVELOPMENT AND MINING
JOINT VENTURE
MEMBERS’ AGREEMENT
AND
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

By And Between

Scorpio Gold (US) Corporation

And

Scorpio Gold Corporation

And

Golden Phoenix Minerals, Inc.

PREEMPTIVE RIGHTS

1.1           Preemptive Rights. If either Member intends to Transfer all or any part of its Ownership Interest, or an Affiliate of either Member intends to Transfer Control of such Member (“Transferring Entity”), such Member shall promptly notify the other Member of such intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency).  The other Member shall have fifteen (15) days from the date such notice is delivered to notify the Transferring Entity (and the Member if its Affiliate is the Transferring Entity) whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice. If it does so elect, the acquisition by the other Member shall be consummated promptly after notice of such election is delivered.

(a)           If the other Member fails to so elect within the period provided for above, the Transferring Entity shall have ninety (90) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable to the Transferring Entity than those offered by the Transferring Entity to the other Member in the aforementioned notice.

EXHIBIT F

(b)           If the Transferring Entity fails to consummate the Transfer to a third party within the period set forth above, the preemptive right of the other Member in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Paragraph.

1.2           Exceptions to Preemptive Right. Paragraph 1.1 above shall not apply to the following:

(a)           Transfer by either Member of all or any part of its Ownership Interest to an Affiliate;

(b)           Incorporation of either Member, or corporate consolidation or reorganization of either Member by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Member;

(c)           Corporate merger or amalgamation involving either Member by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Member;

(d)           the transfer of Control of either Member by an Affiliate to such Member or to another Affiliate;

(e)           subject to Subsection 7.2(g) of the Agreement, the grant by either Member of a security interest in its Ownership Interest by Encumbrance; or

(f)           the creation by any Affiliate of either Member of an Encumbrance affecting its Control of such Member.

EXHIBIT F

EXHIBIT G
TO
EXPLORATION, DEVELOPMENT AND MINING
JOINT VENTURE
MEMBERS’ AGREEMENT
AND
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

By And Between

Scorpio Gold (US) Corporation

And

Scorpio Gold Corporation

And

Golden Phoenix Minerals, Inc.

QUITCLAIM DEED

EXHIBIT G

APN:

WHEN RECORDED MAIL TO and:
MAIL PROPERTY TAX STATEMENTS TO:

Mineral Ridge Gold, LLC
815 Murray Way
Suite 201
Elko, Nevada 89801

The undersigned affirms that this document
contains no Social Security Numbers

QUITCLAIM DEED

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GOLDEN PHOENIX MINERALS, INC., a Nevada corporation, with an address of 1675 E. Prater Way, Suite 102, Sparks, Nevada  89434, does hereby remise, release and forever quitclaim to MINERAL RIDGE GOLD, LLC, a Nevada limited liability company, with an address of 815 Murray Way, Suite 201, Elko, Nevada 89801, all of its right, title and interest in and to that real property situated in the County of Esmeralda, State of Nevada, described as follows:

See Exhibit “A”

together with all and singular tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

WITNESS my hand this ____ day of ________________, 2010.

Golden Phoenix Minerals, Inc.,
a Nevada corporation

By:
		Name:	Thomas Klein
		Its:	Chief Executive Officer
CANADA	)
)
PROVINCE OF ONTARIO	)
)ss.

This instrument was acknowledged before me on ____________________, 2010 by Thomas Klein, Chief Executive Officer of Golden Phoenix Minerals, Inc., a Nevada corporation.

Signature of Notarial Officer

EXHIBIT G

EXHIBIT “A”
LEGAL DESCRIPTION

EXHIBIT G

APN:

WHEN RECORDED MAIL TO and:
MAIL PROPERTY TAX STATEMENTS TO:

Mineral Ridge Gold, LLC
815 Murray Way
Suite 201
Elko, Nevada 89801

Attention:

The undersigned affirms that this document
contains no Social Security Numbers

QUITCLAIM DEED

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SCORPIO GOLD (US) CORPORATION, a Nevada corporation, with an address of 815 Murray Way, Suite 201, Elko, Nevada 89801, does hereby remise, release and forever quitclaim to MINERAL RIDGE GOLD, LLC, a Nevada limited liability company, with an address of 815 Murray Way, Suite 201, Elko, Nevada 89801, all of its right, title and interest in and to that real property situated in the County of Esmeralda, State of Nevada, described as follows:

See Exhibit “A”

together with all and singular tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

WITNESS my hand this ____ day of ________________, 2010.

SCORPIO GOLD (US) CORPORATION,
a Nevada corporation

By:
		Name:	Peter J. Hawley
		Its:	President

CANADA	)
)
PROVINCE OF QUEBEC	)
)ss.

This instrument was acknowledged before me on ____________________, 2010 by Peter J. Hawley, President of Scorpio Gold (US) Corporation, a Nevada corporation.

Signature of Notarial Officer

EXHIBIT G

EXHIBIT “A”
LEGAL DESCRIPTION

EXHIBIT G

EXHIBIT H

TO
EXPLORATION, DEVELOPMENT AND MINING
JOINT VENTURE
MEMBERS’ AGREEMENT
AND
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

By And Between

Scorpio Gold (US) Corporation

And

Scorpio Gold Corporation

And

Golden Phoenix Minerals, Inc.

LETTER AGREEMENT BETWEEN GPXM, SCORPIO US AND CRESTVIEW

EXHIBIT H

Crestview Capital Master, LLC
95 Revere Drive, Suite A
Northbrook, IL 60062

March 10, 2010

Golden Phoenix Minerals, Inc.
1675 East Prater Way, Suite 102
Sparks, Nevada 89434

Scorpio Gold (US) Corporation
995 Germain Street
Val d’Or, PQ J9P 7H7

Re:           Security Interest in Golden Phoenix Membership Interest in Mineral Ridge Gold, LLC

Gentlemen:

This will confirm our mutual understandings and agreements with respect to the Membership Interest (the “Interest”) Golden Phoenix Minerals, Inc. (“GP”) will hold in Mineral Ridge Gold, LLC (the “LLC”), as well as confirm the contractual right of Crestview Capital Master, LLC (“Crestview”) to the assignment of 50% of all distributions in cash or kind to be made to GP by the LLC, to be applied as a prepayment on that certain Amended and Restated Debt Restructuring Secured Promissory Note dated February 6, 2009 (the “Note”), all as provided for in the First Amended and Restated Security Agreement between GP and Crestview dated February 6, 2009 (the “Agreement”) and the Bridge Loan and Debt Restructuring Agreement between GP and Crestview dated January 30, 2009 (the “Restructuring Agreement”).  You have requested that we accept as not violating any requirement of the Agreement (including those regarding GP keeping collateral free from “Liens”), the application of Section 7.2 of the LLC’s Operating Agreement (the “Operating Agreement”) between GP and Scorpio Gold (US) Corporation (“Scorpio”).  The undersigned mutually understand and agree that under such Section 7.2, in the event of a proposed sale of GP’s Membership Interest upon a default by GP of the Agreement, the Membership Interest must first be offered to Scorpio as the other member of the LLC, and Scorpio will have the right, for up to sixty (60) days, to elect to purchase the same for an amount no less than the accrued unpaid principal and accrued interest and related expenses owing on the Note.  We hereby agree to the foregoing and GP in turn agrees that if we exercise our right to sell the Membership Interest, a sale pursuant to Section 7.2(g) will be considered “commercially reasonable” under the provisions of the Nevada Commercial Code.

This will further confirm that GP has notified the undersigned that pursuant to the Restructuring Agreement it has assigned to Crestview 50% of all distributions in cash or kind made in respect of the Interest for so long as the Note is outstanding, and the undersigned, Scorpio, confirms in its capacity as Manager of the LLC, that the LLC shall direct all such portions of distributions to Crestview until such time as Crestview and GP jointly confirm that the Note has been repaid in full, at which time Crestview shall release its security interest in the Interest and will release the assignment of 50% of GP’s portion of distributions described herein.

[Signature Page Immediately Follows]

EXHIBIT H

Please indicate your agreement by signing a copy hereof where indicated below and delivering the same us.

Very truly yours,

CRESTVIEW CAPITAL MASTER, LLC

By: Crestview Capital Partners, LLC

By: /s/ Daniel Warsh
Name: Daniel Warsh
Title: Manager

Accepted and Agreed:

GOLDEN PHOENIX MINERALS, INC.

By:             /s/ Thomas Klein
Name:           Thomas Klein
Its:           Chief Executive Officer
Date:           March 10, 2010

SCORPIO GOLD (US) CORPORATION

By:             /s/ Peter Hawley
Name:           Peter Hawley
Its:           Chief Executive Officer
Date:           March 10, 2010

EXHIBIT H

SCHEDULE
TO
EXPLORATION, DEVELOPMENT AND MINING
JOINT VENTURE
MEMBERS’ AGREEMENT
AND
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

By And Between

Scorpio Gold (US) Corporation

And

Scorpio Gold Corporation

And

Golden Phoenix Minerals, Inc.

SCHEDULE OF MEMBERS

Member	Ownership Interest
Scorpio Gold (US) Corporation	70%
Golden Phoenix Minerals, Inc.	30%

SCHEDULE